Exhibit 99.1

NEWS RELEASE

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Chris Curran, Media Relations – (215) 470-2414

CIGNA REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

o
Shareholders’ net income1 for full year 2009 was $1.3 billion, or $4.73 per share2, compared to $292 million, or $1.05 per share2, for full year 2008.  The 2008 result included a loss of $646 million, or $2.32 per share2, related to the Run-off Reinsurance operations.

o	Adjusted income from operations3 for full year 2009 was $3.98 per share2, a 17% increase over full year 2008, driven by improvement in the Run-off Reinsurance results.

o
The company continues to estimate full year 2010 earnings per share2, on an adjusted income from operations3,4 basis, to be in the range of $3.75 to $4.15 per share2.  This outlook reflects the strength of our diversified portfolio of businesses against a challenging economic and competitive environment.

o	The company continues to estimate full year 2010 adjusted income from operations3,4 for the Health Care segment to be in the range of $720 million to $790 million.

PHILADELPHIA, February 4, 2010 – CIGNA Corporation (NYSE: CI) today reported shareholders’ net income1 of $330 million, or $1.19 per share2, for the fourth quarter of 2009 compared with a shareholders’ net loss1 of $209 million, or $0.77 per share2, for the same period last year.  Shareholders’ net income1 for the fourth quarter 2009 included income related to the GMIB5,6 business of $60 million after-tax, or $0.22 per share2, primarily related to favorable interest rate movements.  Shareholders’ net income1 for the fourth quarter 2008 included losses of $408 million after-tax, or $1.51 per share2, related to the GMIB5,6 and VADBe5 businesses.

CIGNA's adjusted income from operations3 for the fourth quarter of 2009 was $285 million, or $1.03 per share2, compared to adjusted income from operations3 of $132 million, or $0.48 per share2, for the same period last year.  Fourth quarter 2008 results included losses of $192 million after-tax, or $0.71 per share2, from the VADBe5 business. As a result of continued stability in the equity markets, no reserve strengthening was required for the VADBe5 business in the fourth quarter of 2009.

For full year 2009, adjusted income from operations3 was $1.1 billion, or $3.98 per share2, compared to adjusted income from operations3 of $946 million, or $3.39 per share2 in 2008.  The adjusted income from operations3 for full year 2008 included losses of $267 million after-tax, or $0.96 per share2, from the VADBe5 business.

"In 2009, each of our ongoing operations delivered solid earnings in a challenging economic and competitive environment.  We continue to deliver strong service and clinical results while driving ongoing efficiency gains," said David M. Cordani, Chief Executive Officer of CIGNA Corporation.  “In 2010 and beyond, we are committed to delivering differentiated value for our customers and attractive returns for our shareholders through the execution of our growth strategy.  We remain focused on our mission to improve the health, well-being, and sense of security of the people we serve on a global basis.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations3 to shareholders’ net income1 (after-tax; dollars in millions, except per share amounts):

	Fourth Qtr.	Fourth Qtr.	Third Qtr.	Year ended
	2009	2008	2009	Dec. 31, 2009
Adjusted income from operations3	$285	$132	$311	$1,097
Net realized investment gains (losses), net of taxes	(2)	(92)	9	(26)
GMIB5,6 results, net of taxes	60	(215)	16	209
Special items7, net of taxes	(13)	(35)	(7)	21
Shareholders’ income (loss)1 from continuing operations	$330	$(210)	$329	$1,301
Shareholders’ income1 from discontinued operations8	-	1	-	1
Shareholders’ net income (loss)1	$330	$(209)	$329	$1,302
Adjusted income from operations3, per share2	$1.03	$0.48	$1.13	$3.98
Shareholders’ income (loss)1 from continuing operations, per share2	$1.19	$(0.77)	$1.19	$4.73
Shareholders’ net income (loss)1, per share2	$1.19	$(0.77)	$1.19	$4.73

•	Consolidated revenues were $4.6 billion and $18.4 billion for the fourth quarter and full year of 2009, respectively, and $4.8 billion and $19.1 billion for the comparable periods of 2008.

•	Health care medical claims payable9 were approximately $715 million at December 31, 2009 and $713 million at December 31, 2008.

•	Cash and short term investments at the parent company were approximately $475 million at December 31, 2009 and $90 million at December 31, 2008.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations3, as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases.  Specialty health care includes behavioral, dental, disease and medical management, stop-loss, and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Fourth Qtr.	Fourth Qtr.	Third Qtr.	Year ended
	2009	2008	2009	Dec. 31, 2009

Adjusted Segment Earnings, After-Tax	$194	$209	$204	$729
Premiums and Fees	$2,806	$2,905	$2,812	$11,384
Segment Margin, After-Tax10	6.0%	6.3%	6.3%	5.6%
Aggregate Medical Membership	11,040	11,679	11,104

•
Fourth quarter 2009 adjusted segment earnings reflect effective operating expense management, as well as sustained contributions from our specialty businesses.  The fourth quarter 2008 earnings included a net favorable expense adjustment of $35 million after-tax, reflecting a significant reduction in management incentive compensation.

•	Premiums and fees in the fourth quarter 2009 decreased approximately 3% relative to fourth quarter 2008, primarily due to a decline in medical membership, partially offset by rate increases.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Fourth Qtr.	Fourth Qtr.	Third Qtr.	Year ended
	2009	2008	2009	Dec. 31, 2009

Adjusted Segment Earnings, After-Tax	$66	$64	$65	$279
Premiums and Fees	$647	$666	$654	$2,634
Segment Margin, After-Tax10	9.0%	8.5%	8.7%	9.3%

•
Fourth quarter 2009 adjusted segment earnings reflect strong accident results. In addition, results continue to reflect competitively strong margins driven by the sustained value we deliver to our customers from our disability management programs.

International

•	This segment includes CIGNA’s life, accident and supplemental health insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	Fourth Qtr.	Fourth Qtr.	Third Qtr.	Year ended
	2009	2008	2009	Dec. 31, 2009

Adjusted Segment Earnings, After-Tax	$38	$44	$40	$182
Premiums and Fees	$504	$448	$482	$1,882
Segment Margin, After-Tax10	7.2%	9.3%	8.0%	9.2%

•
Adjusted segment earnings in the quarter reflect unfavorable claims experience in the expatriate benefits business, due in part to the impact of global economic pressures. Fourth quarter 2009 results also included an unfavorable adjustment of $4 million after-tax related to a change in tax legislation in South Korea.   Our International business continues to deliver competitively strong margins.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Fourth Qtr.	Fourth Qtr.	Third Qtr.	Year ended
	2009	2008	2009	Dec. 31, 2009

Run-off Reinsurance	$9	$(179)	$14	$(24)
Other Operations	$23	$23	$23	$85
Corporate	$(45)	$(29)	$(35)	$(154)

•
Run-off Reinsurance results for the fourth quarter 2009 reflect favorable commutations in the workers compensation business.  As a result of continued stability in the equity markets, no reserve strengthening was required for the VADBe5 business this quarter.

OUTLOOK

•
CIGNA continues to estimate full year 2010 consolidated adjusted income from operations3,4 to be in the range of $1.05 billion to $1.15 billion, or $3.75 to $4.15 per share2.  This outlook includes an assumption that VADBe5 results will be approximately break-even for full-year 2010, reflective of management’s view that the long-term reserve assumptions are appropriate and that capital markets remain stable during the year.

•	CIGNA continues to estimate full year 2010 adjusted income from operations3,4 for the Health Care segment to be in the range of $720 million to $790 million.

•	CIGNA continues to estimate full year 2010 adjusted income from operations3,4 for the Group Disability and Life and International segments to be in the range of $465 million to $495 million.

•	CIGNA’s earnings and earnings per share2 outlooks exclude the impact of any future stock repurchase11.

•
Full year 2010 medical membership outlook has been updated to reflect the growth in our Individual Private Fee for Services business of approximately 80,000 to 90,000 members.  Our current full-year outlook is now a range of -1% to +2%.

•	Management will provide additional information about the 2010 earnings outlook on CIGNA's fourth quarter 2009 earnings call.

The foregoing statements represent management’s current estimate of CIGNA's 2010 consolidated and Health Care segment adjusted income from operations3,4 as of the date of this release.  Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors.  Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Statistical Supplement inclusive of the Investment Supplement are available on CIGNA’s website in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/about_us/investor_relations/recent_disclosures.html).  A link to the conference call, on which management will review fourth quarter and full year 2009 results and discuss full year 2010 outlook is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/about_us/investor_relations/events.html).

Notes:

1.
Effective January 1, 2009, CIGNA adopted the Financial Accounting Standards Board’s (FASB’s) updated consolidation guidance on accounting for noncontrolling interests (ASC 810-10), which requires income attributable to noncontrolling interests to be included in income from continuing operations, income from discontinued operations, and net income, but then be subtracted out to determine shareholders’ income from continuing operations, shareholders’ income from discontinued operations, and shareholders’ net income.

2.
Earnings per share (EPS) are on a diluted basis.  Effective January 1, 2009, CIGNA adopted the FASB’s updated earnings per share guidance (ASC 260-10) which requires unvested restricted stock awards that contain rights to non-forfeitable dividends to be included in both basic and diluted earnings per share calculations.  Prior period earnings per share data have been restated to reflect the adoption of this guidance.

3.
CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as shareholders’ income (loss) from continuing operations before net realized investment results.  Adjusted income (loss) from operations is defined as segment earnings excluding special items (which are identified and quantified in Note 7) and excludes results of CIGNA's GMIB5 business.  Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), shareholders’ income from continuing operations, and shareholders’ net income.  See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss), shareholders’ income from continuing operations, and consolidated shareholders’ net income.

4.
Information is not available for management to (1) reasonably estimate future net realized investment gains (losses) or (2) reasonably estimate future GMIB5 business results due in part to interest rate and stock market volatility and other internal and external factors; therefore it is not possible to provide a forward-looking reconciliation of adjusted income from operations to shareholders’ income from continuing operations.  Special items for 2010 may include potential adjustments associated with cost reduction, litigation and tax related items.  Information is not available for management to identify, other than these items, or reasonably estimate 2010 special items.

5.
The Guaranteed Minimum Income Benefits (GMIB) business and Guaranteed Minimum Death Benefits business, also known as Variable Annuity Death Benefits (VADBe), are included in our Run-off Reinsurance operations.  These businesses have been in run-off since 2000.

6.
The application of the FASB’s fair value disclosure and measurement guidance (ASC 820-10), which impacts reinsurance contracts covering GMIB5, does not represent management's expectation of the ultimate payout.  Changes in underlying contract holder account values, interest rates, stock market volatility, and other factors may result in changes to the fair value assumptions, and/or amount that will be required to ultimately settle the Company’s obligations, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and CIGNA's results of operations.

7.
Special items included in shareholders’ net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings, and the calculation of segment margins are:

Fourth Quarter 2009
o	After-tax charge of $13 million related to CIGNA's previously announced cost reduction plan.

Fourth Quarter 2008
o	After-tax charge of $35 million related to CIGNA's previously announced cost reduction plan.

Third Quarter 2009
o	After-tax charge of $7 million related to CIGNA's previously announced cost reduction plan.

Year ended December 31, 2009
o
After-tax benefit of $20 million related to completion of an IRS examination and after-tax benefit of $30 million related to the decision to freeze the CIGNA Pension Plan and CIGNA Supplemental Pension Plan, effective July 1, 2009, partially offset by after-tax charge of $29 million related to CIGNA's cost reduction plan.

8.	The discontinued operations included in shareholders’ net income are:

Fourth Quarter 2008
o	Primarily due to after-tax benefit of $1 million related to past divestitures.

Year ended December 31, 2009
o	Primarily due to after-tax benefit of $1 million related to past divestitures.

9.
Health care medical claims payable are presented net of reinsurance and other recoverables.  The gross health care medical claims payable balance was $921 million as of December 31, 2009 and $924 million as of December 31, 2008.

10.
Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues.  Segment margins including special items for Health Care were 5.6% for the three months ended December 31, 2009 and 5.6% for the year ended December 31, 2009.  Segment margins including special items for Disability and Life were 8.7% for the three months ended December 31, 2009 and 9.5% for the year ended December 31, 2009.  Segment margins including special items for International were 7.3% for the three months ended December 31, 2009 and 9.3% for the year ended December 31, 2009.

11.
Repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when CIGNA might otherwise be precluded from doing so under insider trading laws or because of self-employed trading blackout periods.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA Corporation and its subsidiaries (the “Company”) and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s productivity initiatives, litigation and other legal matters, operational improvement initiatives in the health care operations, and the outlook for the Company’s full year 2010 and beyond results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

You should not place undue reliance on these forward-looking statements.  The Company cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in the Company’s Health Care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s employee benefits businesses;
3.
challenges and risks associated with implementing operational improvement initiatives and strategic actions in the ongoing operations of the businesses, including those related to: (i) growth in targeted geographies, product lines, buying segments and distribution channels, (ii) offering products that meet emerging market needs, (iii) strengthening underwriting and pricing effectiveness, (iv) strengthening medical cost and medical membership results, (v) delivering quality member and provider service using effective technology solutions, (vi) lowering administrative costs and (vii) transitioning to an integrated operating company model, including operating efficiencies related to the transition;

4.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, including disputes related to payments to providers, government investigations and proceedings, and tax audits and related litigation;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in the Company’s businesses, primarily the Health Care business;
6.
risks associated with the Company’s mail order pharmacy business which, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

7.	significant changes in interest rates and deterioration in the loan to value ratios of commercial real estate investments for a sustained period of time;
8.
downgrades in the financial strength ratings of the Company’s insurance subsidiaries, which could, among other things, adversely affect new sales, retention of current business as well as a downgrade in financial strength ratings of reinsurers which could result in increased statutory reserve or capital requirements;

9.
limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.
inability of the program adopted by the Company to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

11.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating the Company’s liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

12.
adjustments to the assumptions (including annuity election rates and amounts collectible from reinsurers) used in estimating the Company’s assets and liabilities for reinsurance contracts covering guaranteed minimum income benefits under certain variable annuities;

13.
significant stock market declines, which could, among other things, result in increased expenses for guaranteed minimum income benefit contracts, guaranteed minimum death benefit contracts and the Company’s pension plans in future periods as well as the recognition of additional pension obligations;

14.
unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.
significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the Company’s operations,  investments, liquidity and access to capital markets;

16.
significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the businesses of our customers (including the amount and type of health care services provided to their workforce, loss in workforce and our customers' ability to pay receivables) and our vendors (including their ability to provide services);

17.
changes in public policy and in the political environment, which could affect state and federal law, including legislative and regulatory proposals related to health care issues (including health care reform legislation that could include, among other items,  a broad based public sector alternative and/or alternative assessments and tax increases specific to the Company’s industry), which could increase cost and affect the market for the Company’s health care products and services; and amendments to income tax laws, which could affect the taxation of employer provided benefits and certain insurance products such as corporate-owned life insurance;

18.
potential public health epidemics, pandemics and bio-terrorist activity, which could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

19.	risks associated with security or interruption of information systems, which could, among other things, cause operational disruption;
20.
challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors, including the agreement with IBM for provision of technology infrastructure and related services;

21.
the ability to successfully integrate and operate the businesses acquired from Great-West by, among other things, renewing insurance and administrative services contracts on competitive terms, retaining and growing membership, realizing revenue, expense and other synergies, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel; and

22.
the ability of the Company to execute its growth plans by successfully managing Great-West Healthcare’s outsourcing projects and leveraging the Company's capabilities and those of the businesses acquired from Great-West to further enhance the combined organization’s network access position, underwriting effectiveness, delivery of quality member and provider service, and increased penetration of its membership base with differentiated product offerings.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 1

CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited) (Dollars in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

REVENUES

Premiums and fees	$3,992	$4,056	$16,041	$16,253
Net investment income	262	261	1,014	1,063
Mail order pharmacy revenues	338	322	1,282	1,204
Other revenues (1)	47	320	120	751
Net realized investment losses	(3)	(142)	(43)	(170)
Total	$4,636	$4,817	$18,414	$19,101

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)

Health Care	$194	$209	$729	$715
Disability and Life	66	64	279	275
International	38	44	182	188
Run-off Reinsurance	9	(179)	(24)	(209)
Other Operations	23	23	85	87
Corporate	(45)	(29)	(154)	(110)
Total	$285	$132	$1,097	$946

SHAREHOLDERS' NET INCOME (LOSS)

Segment Earnings (Loss)
Health Care (3) (4) (5) (6)	$182	$182	$731	$664
Disability and Life (3) (4) (5)	64	62	284	273
International (3) (4) (5)	39	38	183	182
Run-off Reinsurance (7)	69	(394)	185	(646)
Other Operations (5)	23	23	86	87
Corporate (5) (6)	(45)	(29)	(142)	(162)
Total	332	(118)	1,327	398
Net realized investment losses, net of taxes	(2)	(92)	(26)	(110)
Shareholders' income (loss) from continuing operations	330	(210)	1,301	288
Shareholders' income from discontinued operations	-	1	1	4
Shareholders' net income (loss)	$330	$(209)	$1,302	$292

DILUTED EARNINGS PER SHARE (8):

Adjusted income from operations (2)	$1.03	$0.48	$3.98	$3.39
Results of guaranteed minimum income benefits business, after-tax (7)	0.22	(0.79)	0.76	(1.57)
Net realized investment losses, net of taxes	(0.01)	(0.34)	(0.09)	(0.40)
Special item(s), after-tax (3) (4) (5) (6)	(0.05)	(0.12)	0.08	(0.39)
Shareholders' income (loss) from continuing operations	1.19	(0.77)	4.73	1.03
Shareholders' income from discontinued operations	-	-	-	0.02
Shareholders' net income (loss)	$1.19	$(0.77)	$4.73	$1.05
Weighted average shares (in thousands) (8)	277,343	272,567	275,357	278,843

SHAREHOLDERS' EQUITY at December 31:			$5,417	$3,592

SHAREHOLDERS' EQUITY PER SHARE at December 31:			$19.75	$13.25

(1) Includes pre-tax  losses of $50 million for the fourth quarter of 2009 and $282 million for the year ended December 31, 2009, and pre-tax gains of $215 million for the fourth quarter of 2008 and $333 million for the year ended December 31, 2008 from futures contracts entered into as part of a dynamic hedge program to manage equity risks in CIGNA's run-off reinsurance operations. CIGNA recorded corresponding offsets in benefits and expenses to adjust liabilities for reinsured guaranteed minimum death benefit contracts.

(2)  Adjusted income (loss) from operations is segment earnings (loss) (shareholders' income (loss) from continuing operations before net realized investment gains (losses)) excluding results of CIGNA's guaranteed minimum income benefits business and special items. See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss), shareholders' income from continuing operations and shareholders' net income presented in accordance with generally accepted accounting principles.

(3) The year ended December 31, 2009 reflects a pre-tax curtailment benefit of $46 million ($30 million after-tax) resulting from the decision to freeze CIGNA's pension plans.
         - Pre-tax benefit of $39 million ($25 million after-tax) in Health Care; pre-tax benefit of $6 million ($4 million after-tax) in Disability and Life; and pre-tax benefit of $1 million ($1 million after-tax) in International.

(4) The year ended December 31, 2009 includes a pre-tax charge of $44 million ($29 million after-tax) related to the previously announced cost reduction plan.
           - Pre-tax charge of $37 million ($24 million after-tax) in Health Care; a pre-tax charge of $5 million ($4 million after-tax) in Disability and Life; and a pre-tax charge of $2 million ($1 million after-tax) in International.

The year ended December 31, 2008 includes a pre-tax charge of $55 million ($35 million after-tax) related to the previously announced cost reduction plan.
          - Pre-tax charge of $44 million ($27 million after-tax) in Health Care; a pre-tax charge of $3 million ($2 million after-tax) in Disability and Life; and a pre-tax charge of $8 million ($6 million after-tax) in International.

(5) The year ended December 31, 2009 includes a net tax benefit of $20 million resulting from the completion of the 2005 and 2006 IRS examinations.
        -After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life;  after-tax benefit of $1 million in International; after-tax benefit of $1 million in Other Operations; and an after-tax benefit of $12 million in Corporate.

(6) The year ended December 31, 2008  includes pre-tax charges of $80 million ($52 million after-tax) in Corporate and $37 million ($24 million after-tax) in Health Care, both of which related to litigation matters.

(7) The year ended December 31, 2008 includes a pre-tax charge of $202 million ($131 million after-tax) on the adoption of FASB's fair value disclosure and measurement guidance (ASC 820) for guaranteed minimum income benefit contracts.

(8) Weighted average shares outstanding are impacted by the following factors:
      1. The accounting change related to earnings per share guidance (ASC 260) effective January 1, 2009 which requires unvested restricted stock with non-forfeitable dividends to be treated as outstanding common shares.
      2. Higher common stock equivalents when CIGNA's  stock price increases and exceeds the exercise price of its employees'  outstanding stock options.

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)	Exhibit 2
RECONCILIATION OF ADJUSTED INCOME FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted
	Earnings									Disability
	Per Share (1) (8)			Consolidated			Health Care			& Life
Quarterly Results:	4Q09	4Q08	3Q09	4Q09	4Q08	3Q09	4Q09	4Q08	3Q09	4Q09	4Q08	3Q09

Adjusted income (loss) from operations (2)	$1.03	$0.48	$1.13	$285	$132	$311	$194	$209	$204	$66	$64	$65

Results of guaranteed minimum income benefits business, excluding charge on adoption of fair value measurements	0.22	(0.79)	0.06	60	(215)	16	-	-	-	-	-	-

Special item(s), after-tax:
Charge for cost reduction plan (4)	(0.05)	(0.12)	(0.03)	(13)	(35)	(7)	(12)	(27)	(4)	(2)	(2)	(1)

Segment earnings (loss) (2)	1.20	(0.43)	1.16	332	(118)	320	$182	$182	$200	$64	$62	$64
Net realized investment gains (losses), net of taxes	(0.01)	(0.34)	0.03	(2)	(92)	9
Shareholders' income (loss) from continuing operations (7)	1.19	(0.77)	1.19	330	(210)	329
Shareholders' income from discontinued operations	-	-	-	-	1	-
Shareholders' net income (loss) (7)	$1.19	$(0.77)	$1.19	$330	$(209)	$329

				Run-off			Other
	International			Reinsurance			Operations			Corporate
Quarterly Results:	4Q09	4Q08	3Q09	4Q09	4Q08	3Q09	4Q09	4Q08	3Q09	4Q09	4Q08	3Q09

Adjusted income (loss) from operations (2)	$38	$44	$40	$9	$(179)	$14	$23	$23	$23	$(45)	$(29)	$(35)

Results of guaranteed minimum income benefits business, excluding charge on adoption of fair value measurements	-	-	-	60	(215)	16	-	-	-	-	-	-

Special item(s), after-tax:
Charge for cost reduction plan (4)	1	(6)	(2)	-	-	-	-	-	-	-	-	-

Segment earnings (loss) (2)	$39	$38	$38	$69	$(394)	$30	$23	$23	$23	$(45)	$(29)	$(35)

	Diluted
	Earnings						Disability
	Per Share (1) (8)		Consolidated		Health Care		& Life
Year Ended December 31,	2009	2008	2009	2008	2009	2008	2009	2008

Adjusted income (loss) from operations (2)	$3.98	$3.39	$1,097	$946	$729	$715	$279	$275

Results of guaranteed minimum income benefits business, after-tax:
Charge on adoption of fair value measurements	-	(0.47)	-	(131)	-	-	-	-
Results of guaranteed minimum income benefits business, excluding charge on adoption of fair value measurements	0.76	(1.10)	209	(306)	-	-	-	-
Total	0.76	(1.57)	209	(437)	-	-	-	-

Special item(s), after-tax:
Curtailment benefit (3)	0.11	-	30	-	25	-	4	-
Charge for cost reduction plan (4)	(0.10)	(0.12)	(29)	(35)	(24)	(27)	(4)	(2)
Completion of IRS examination (5)	0.07	-	20	-	1	-	5	-
Charge associated with litigation matters (6)	-	(0.27)	-	(76)	-	(24)	-	-

Segment earnings (loss) (2)	4.82	1.43	1,327	398	$731	$664	$284	$273
Net realized investment losses, net of taxes	(0.09)	(0.40)	(26)	(110)
Shareholders' income from continuing operations (7)	4.73	1.03	1,301	288
Shareholders' income from discontinued operations	-	0.02	1	4
Shareholders' net income (7)	$4.73	$1.05	$1,302	$292

			Run-off		Other
	International		Reinsurance		Operations		Corporate
Year Ended December 31,	2009	2008	2009	2008	2009	2008	2009	2008

Adjusted income (loss) from operations (2)	$182	$188	$(24)	$(209)	$85	$87	$(154)	$(110)

Results of guaranteed minimum income benefits business, after-tax:
Charge on adoption of fair value measurements	-	-	-	(131)	-	-	-	-
Results of guaranteed minimum income benefits business, excluding charge on adoption of fair value measurements	-	-	209	(306)	-	-	-	-
Total	-	-	209	(437)	-	-	-	-

Special item(s), after-tax:
Curtailment benefit (3)	1	-	-	-	-	-	-	-
Charge for cost reduction plan (4)	(1)	(6)	-	-	-	-	-	-
Completion of IRS examination (5)	1	-	-	-	1	-	12	-
Charge associated with litigation matters (6)	-	-	-	-	-	-	-	(52)

Segment earnings (loss) (2)	$183	$182	$185	$(646)	$86	$87	$(142)	$(162)

(1) All earnings per share figures reflect the adoption of the FASB's updated earnings per share guidance (ASC 260), which requires non-vested restricted stock grants with non-forfeitable dividend rights to be included in weighted average shares outstanding.

(2) CIGNA measures the financial results of its segments using "segment earnings (loss)," which is defined as shareholders' income (loss) from continuing operations before net realized investment gains (losses). Adjusted income (loss) from operations is defined as segment earnings excluding special items and results of CIGNA's guaranteed minimum income benefit business.

(3) The year ended December 31, 2009 reflects a pre-tax curtailment benefit of $46 million ($30 million after-tax) resulting from the decision to freeze CIGNA's pension plans.

(4) The year ended December 31, 2009 includes a  pre-tax charge of $44 million ($29 million after-tax) related to the previously announced cost reduction plan.
      The year ended December 31, 2008 includes a  pre-tax charge of $55 million ($35 million after-tax) related to the previously announced cost reduction plan.

(5) The year ended December 31, 2009 includes a net tax benefit of $20 million resulting from the completion of the 2005 and 2006 IRS examinations.

(6) The year ended December 31, 2008 includes pre-tax charges of $80 million ($52 million after-tax) in Corporate and $37 million ($24 million after-tax) in Health Care, both of which related to litigation matters.

(7) Shareholders' income (loss) from continuing operations and shareholders' net income (loss) are presented in accordance with generally accepted accounting principles (GAAP).  Effective January 1, 2009, CIGNA adopted the FASB's updated consolidation guidance (ASC 810), which requires income attributable to noncontrolling interests to be included in net income, but then subtracted to determine "shareholders' net income."

(8) Weighted average shares outstanding are impacted by the following factors:
      1. The accounting change related to earnings per share guidance (ASC 260) effective January 1, 2009 which requires unvested restricted stock with non-forfeitable dividends to be treated as outstanding common shares.
      2. Higher common stock equivalents when CIGNA's  stock price increases and exceeds the exercise price of its employees'  outstanding stock options.